Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5300 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: Integrated Corporate Relations Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces First Quarter Fiscal 2006

Buca di Beppo Comparable Restaurant Sales Increased 5.6%

Minneapolis, Minnesota, April 6, 2006: BUCA, Inc. (NASDAQ: BUCA) today announced that Buca di Beppo comparable restaurant sales increased 5.6% for the first quarter of fiscal 2006 as compared to the same period last year. For the first quarter of fiscal 2005, Buca di Beppo comparable restaurant sales had increased 6.7%. Comparable restaurant sales are for the company’s Buca di Beppo restaurants only, as Vinny T’s of Boston is being classified as discontinued operations.

About the Company:

BUCA, Inc. owns and operates 104 highly acclaimed Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 28 states and the District of Columbia

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